Exhibit 10.3

AMENDMENT NO. 1

to

RIGHTS AGREEMENT

          This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of June 18, 2004, between Pacific Sunwear of California, Inc., a California corporation (the “Company”), and U.S. Stock Transfer Corporation, a California corporation (the “Rights Agent”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

          WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement dated as of December 16, 1998 (the “Agreement”);

          WHEREAS, Section 27 of the Agreement provides that, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing Common Shares and no Distribution Date, as of the date hereof, has occurred; and

          WHEREAS, the Company has determined that it is in the best interests of the shareholders of the Company to amend the terms of the Agreement as set forth herein;

          NOW, THEREFORE, the parties agree as follows:

          1. Section 1(h)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

          “(ii) any Person designated prior to the Distribution Date by the Board of Directors of the Company as an Exempt Person, unless and until such Person shall thereafter become the Beneficial Owner of additional shares constituting 1% or more of the Common Shares otherwise than in a transaction or series of transactions approved prior to such transaction or transactions by the Board of Directors of the Company; or”

          2. The first sentence of Section 11(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

          “Subject to Section 24 of this Agreement, in the event any Person becomes an Acquiring Person and the Distribution Date has occurred, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company’s Common Shares (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such event.” In the event that any Person shall become an Acquiring Person, the Distribution Date has occurred and the Rights are then outstanding, the

Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

          3. The first sentence of Section 13 of the Agreement is hereby amended and restated in its entirety to read as follows:

          “In the event, directly or indirectly, at any time after a Person has become an Acquiring Person and the Distribution Date has occurred, (a) the Company shall consolidate with, or merge with and into, any other Person, (b) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights.”

          4. Section 31 is amended in its entirety to read as follows:

          “Section 31. Governing Law. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the state of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed within such State.”

          5. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.

          6. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page.]

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Rights Agreement to be duly executed and delivered on the day and year first above written.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

ATTEST:

By: /s/ CARL W. WOMACK	By: /s/ GREG H. WEAVER

Carl W. Womack	Greg H. Weaver
Sr. Vice President,	Chairman of the Board and
Chief Financial Officer	Chief Executive Officer
and Secretary

ATTEST:	U.S. STOCK TRANSFER CORPORATION

By: /s/ RICHARD BROWN	By: /s/ NEIL T. ROSSO

Richard Brown	Neil T. Rosso
Vice President	Assistant Vice President